Exhibit 99.1
GLG PARTNERS REPORTS Q2 2009 EARNINGS
•	First half 2009 returns[1] of 13.3% for the alternative strategies and 16.2% for the long only strategies

•	Non-GAAP adjusted net income of $85.3 million for Q2 2009 vs. $44.2 million for Q2 2008 (0.26 vs. 0.14 per non-GAAP weighted average fully diluted share) on a GAAP net loss attributable to common stockholders of $24.4 million for Q2 2009 vs. a GAAP net loss of $93.6 million for Q2 2008

•	Stabilizing net AUM flow trends continue from Q1 2009, with net AUM of $19.1 billion as of June 30, 2009, up 36% on the quarter reflecting positive performance, the SGAM UK purchase and currency translation effects
New York, August 6, 2009 – GLG Partners, Inc. (“GLG”) (NYSE: GLG), the U.S.-listed asset manager, today reported a GAAP net loss attributable to common stockholders of $24.4 million for the quarter ended June 30, 2009 and a net loss of $144.6 million for the first half of fiscal 2009. GAAP diluted EPS was a loss of $0.11 for the quarter ended June 30, 2009 and a loss of $0.67 for the first half of 2009. These GAAP metrics reflect improvements when compared to the GAAP net loss attributable to common stockholders of $93.6 million for the quarter ended June 30, 2008 and $319.9 million for the first half of fiscal 2008, and the GAAP diluted EPS loss of $0.44 for the quarter ended June 30, 2008 and the GAAP diluted EPS loss of $1.51 for the first half of fiscal 2008.
Under GAAP, GLG expects to continue to recognize significant and largely non-cash expenses associated with GLG’s reverse acquisition transaction with Freedom Acquisition Holdings in November 2007. Accordingly, the second quarter and first half 2009 GAAP net losses resulted directly from the recognition of $128.9 million and $255.6 million, respectively, of Acquisition-related compensation expenses. Acquisition-related GAAP compensation expenses will be recognized quarterly through the fourth quarter of 2013. For further discussion of these largely non-cash Acquisition-related charges see below under “Non-GAAP Financial Measures”.

[1]	GLG alternative strategies’ dollar-weighted average returns are calculated as the composite performance of all constituent funds excluding all managed accounts, fund of funds, the GLG Emerging Markets Special Situations Fund, the special asset funds and the Pendragon funds, weighted by the sum of month end fund AUM and fund net inflows on the subsequent dealing day. GLG long only strategies’ composite returns include managed accounts (other than those managed in accordance with a 130/30 or similar strategy) along with SGAM UK funds and managed accounts (excluding fund of funds or accounts invested solely in other funds and two managed accounts for which GLG does not exercise full control). Further, SGAM UK managed account data is before fees. GLG 130 / 30 strategies’ composite returns include all managed accounts and funds managed in accordance with a 130 / 30 or similar strategy. Performance is typically measured by the longest running share class in each fund.

Table 1: Financial Highlights
(US$ in millions except per share amounts)

	Q2 2009	Q2 2008	YoY Δ	H1 2009	H1 2008	YoY Δ
Closing net assets under management (AUM)	19,094	23,668	(19%)	19,094	23,668	(19%)
Net revenues	86.1	188.8	(54%)	137.9	320.2	(57%)
GAAP net loss attributable to common stockholders	(24.4)	(93.6)	74%	(144.6)	(319.9)	55%
GAAP fully diluted EPS	(0.11)	(0.44)	75%	(0.67)	(1.51)	56%
Non-GAAP adjusted net income	85.3	44.2	93%	90.6	78.0	16%
Non-GAAP adjusted net income divided by non-GAAP weighted average fully diluted shares[2]	0.26	0.14	83%	0.29	0.24	18%

[2]	Includes the add back of interest on convertible notes in periods where including the shares associated with the notes is dilutive. The amount of convertible note interest added back in Q2 2009 and H1 2009 was $1.6 million.
Non-GAAP adjusted net income was $85.3 million, up 93% year-over-year, for the quarter ended June 30, 2009 and $90.6 million, up 16% year-over-year, for the first half of fiscal 2009. The ratio of non-GAAP adjusted net income to non-GAAP weighted average fully diluted shares was 0.26 for the quarter ended June 30, 2009, up 83% year-over-year, and 0.29 for the first half of fiscal 2009, up 18% year-over-year. The June 2009 quarter non-GAAP results reflected the following significant items: an $84.8 million gain on the extinguishment of debt (or approximately $75 million on an after-tax basis), $4.1 million of related acquisition and restructuring costs associated with the acquisition of Société Générale Asset Management UK (“SGAM UK”) ($3.2 million on an after-tax basis) and a $2.0 million operating loss on a pre and after-tax basis from SGAM UK. Non-GAAP adjusted net income and non-GAAP weighted average fully diluted shares are financial measures not prepared under GAAP. A reconciliation of GAAP net income to non-GAAP adjusted net income and average fully diluted shares under GAAP to non-GAAP weighted average fully diluted shares is presented below under “Non-GAAP Financial Measures”.
“Our primary goal is to deliver strong, risk-adjusted investment returns for our clients and we are pleased to be reporting robust year-to-date investment performance across our platform,” said Noam Gottesman, Chairman and Co-CEO of GLG.
Mr. Gottesman continued: “We are encouraged by the stabilizing net AUM flow trends we have experienced over the past two quarters and the renewed interest we are seeing in GLG from both existing and new clients. The decisive steps we took over the past several months to broaden our long only strategies and enhance our financial flexibility have unequivocally strengthened the GLG franchise. Though we remain in an uncertain economic environment, we continue to see a rich range of opportunities both on the investing and strategic fronts.”
“We successfully rescaled our operations, achieving the expense run rates we targeted last fall and have completed virtually all stages of the SGAM UK integration,” said Emmanuel Roman, Co-CEO of GLG. “The investment teams are working well together, as has been reflected in our investment performance this year, and we have begun to leverage our new retail distribution platform in the UK with the launch of a related fund earlier this week.”
Assets Under Management Summary
GLG’s total net assets under management (AUM) as of June 30, 2009 were approximately $19.1 billion (net of assets invested from other GLG managed funds), up 36% from March 31, 2009 and down 19% from June 30, 2008.
Investment performance across the GLG franchise was strong, increasing net AUM by $1.8 billion in the June 2009 quarter and $1.0 billion for the first half of 2009. Specifically, investment returns for the quarter ended June 30, 20091 for GLG’s alternative, long only and 130/30 strategies were 8.5%, 27.4% and 15.5%, respectively. The year-to-date returns through June 30, 20091 were 13.3% for the alternatives, 16.2% for the long only strategies and 12.0% for 130/30 strategies. The returns through July 31, 20091 were 16.3% for alternative, 23.7% for long only3 and 18.8% for 130/30 strategies. For the second quarter of 2009, first half 2009 and July 2009, the MSCI World Index was up 16.5%, 4.8% and 7.4%, respectively, and the S&P 500 Index was up 15.7%, 2.7% and 7.5%, respectively.
Net inflows for the quarter ended June 30, 2009 were positive at $2.2 billion reflecting the net addition of approximately $2.6 billion of long only net AUM from SGAM UK in April and $413 million of net outflows from the legacy GLG AUM (approximately $267 million from alternatives and $146 million from long only). SGAM UK had approximately $7 billion in net AUM when it was acquired on April 3, 2009, comprised of approximately $4 billion of incremental AUM and approximately $3 billion in assets that had been managed on an interim, sub-advisory basis by GLG pending the completion of the acquisition. For the first half of 2009, net inflows were $2.3 billion with $2.6 billion from SGAM UK and $363 million of net outflows from the legacy GLG.
The effect of currency translation increased net AUM by $1.0 billion in the quarter ended June 30, 2009 and $0.8 billion in the first half of 2009.
GLG’s total gross AUM (including assets invested from other GLG managed funds) was $21.6 billion as of June 30, 2009, up 40% from March 31, 2009 and down 23% from June 30, 2008.

[3]	July dollar-weighted average returns are calculated based on estimated July month-end NAVs. However for a number of SGAM UK managed accounts (constituting approximately 27% of GLG’s total long only AUM), estimated July pricing data is not yet available and are therefore excluded from the GLG long only composite returns for July and year-to-date through July 31, 2009.

Table 2: Assets Under Management
(US$ in millions)

	As of June 30,
	2009	2008
Alternative strategies[4]	$10,441	$22,457
Long only strategies[5]	11,131	5,438
Gross AUM	$21,572	$27,895
YoY % Change	(22.7%)	29.6%
Less: alternative strategy investments in GLG Funds	$(1,457)	$(4,222)
Less: long only strategy investments in GLG Funds	(1,022)	(5)
Net AUM	$19,094	$23,668
YoY % Change	(19.3%)	27.4%

Quarterly average net AUM[6]	$18,840	$24,157

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Opening Net AUM	$14,031	$24,646	$15,039	$24,612
Inflows (net of redemptions)[7]	2,226	(629)	2,276	138
Performance (gains net of losses and fees)	1,797	(269)	990	(1,818)
Currency translation impact (non-US$ AUM expressed in US$)	1,040	(80)	789	736

Closing Net AUM	$19,094	$23,668	$19,094	$23,668

% of Opening Net AUM
Net inflows (net of redemptions)	15.9%	(2.6%)	15.1%	0.6%
Net performance (gains net of losses and fees)[8]	12.8%	(1.1%)	6.6%	(7.4%)
Net currency translation impact (non-US$ expressed in US$)	7.4%	(0.3%)	5.2%	3.0%

Note:	Managed accounts amounted to $8.6 billion in net AUM at June 30, 2009 and $2.1 billion in net AUM at June 30, 2008.

[4]	Alternative strategy gross AUM includes alternative funds / managed accounts and 130 / 30 funds.

[5]	Long only strategy gross AUM includes long only funds / managed accounts and all SGAM UK net AUM acquired by GLG on April 3, 2009.

[6]	Quarterly average net AUM for a given period is calculated as a 2 point (quarter open and close) average and Q2 2009 average net AUM excludes the approximately $3 billion mandate pursuant to the sub-advisory arrangement with SGAM UK which terminated upon the completion of its acquisition on April 3, 2009 and includes net AUM of approximately $7 billion acquired from SGAM UK on April 3, 2009 as if the assets were acquired at the opening of Q2 2009.

[7]	Inflows for the second quarter and first half of 2009 include SGAM UK net inflows of approximately $2.6 billion.

[8]	Performance as a percentage of opening net AUM is based on both opening AUM and inflows and outflows during the period and can be influenced by heavy inflows or outflows.
Financial and Operational Summary
REVENUES
Net revenues and other income were $86.1 million, down 54% year-over-year, for the quarter ended June 30, 2009. The decline reflects lower average net AUM, lower levels of AUM in position to earn performance fees, and greater representation in net AUM from long only funds and managed accounts which have lower management and administrative fees than GLG’s alternative strategies. First half 2009 net revenues and other income decreased by 57% over the first half of 2008 to $137.9 million.
Second quarter 2009 performance fees decreased $40.3 million from the year ago period to $37.9 million. It is GLG’s policy to recognize performance fees when they crystallize, generally on June 30 and December 31 of each year. Accordingly, the second quarter’s performance fees largely reflect first half performance. First half 2009 performance fees declined 41% over the first half of 2008 to $48.8 million. Although first half 2009 performance was generally stronger to significantly stronger than the same period a year ago, less of GLG’s AUM were above their respective high water marks and able to earn performance fees.
Management fees and administration, service and distribution fees totalled $42.0 million for the quarter ended June 30, 2009, down 62% from the same period last year on lower net AUM and a greater representation in net AUM from long only funds and managed accounts which have lower management and administrative fees than GLG’s alternative strategies. The addition in April 2009 of SGAM UK’s net AUM with an average management, administration, service and distribution fee yield of 0.40% was a large factor in the shift of net AUM mix during the quarter. The annualized yield on management, administration, service and distribution fees was 0.89% of average net AUM, a decline of 95 basis points (bps) compared to the yield in the second quarter of 2008. For the first half of 2009, management fees and administration, service and distribution fees totaled $81.9 million, down 65% from the same period last year. The annualized yield on management, administration, service and distribution fees was 1.08% of average net AUM, a decline of 82 bps compared to the yield in the first half of 2008 (adjusted to exclude assets managed on an interim, sub-advisory basis by GLG for SGAM UK pending the completion of the acquisition).
Other income, which largely reflects the currency translation impact on non-dollar denominated cash held on GLG’s balance sheet and currency hedging, increased by $6.7 million from the second quarter of 2008 to $6.2 million for the three months ended June 30, 2009 due to the weakening of the U.S. dollar during the period. For the first half of 2009, other income rose by $2.0 million from the same period a year ago to $7.2 million.
EXPENSES
GAAP compensation, benefits and profit share for the quarter ended June 30, 2009 decreased to $171.9 million compared to $236.7 million in the same quarter last year.

For the first half of 2009, GAAP compensation, benefits and profit share decreased to $318.6 million compared to $549.7 million in the first half of 2008. In dollar terms, non-GAAP compensation, benefits and profit share (“CBP”) decreased in the quarter ended June 30, 2009 by 55% from the year ago period to $43.1 million. For the first half of 2009, CBP decreased by 58% from the year ago period to $63.0 million.
The total level of CBP when expressed as a percentage of revenues and other income fell 1 percentage point to 50.0% in the quarter ended June 30, 2009 from the same period last year, and fell 90 bps to 45.7% in the first half of 2009 when compared to the first half of 2008. Restructuring costs tied to the acquisition of SGAM UK added $3.3 million to GAAP compensation, benefits and profit share and non-GAAP CBP for the second quarter and first half of 2009. These restructuring compensation costs, when expressed as a percentage of revenues and other income, were 3.8% in the quarter ended June 30, 2009 and 2.4% in the first half of 2009. The lower non-GAAP CBP to revenue ratios in 2009 are a result of lower discretionary bonus accruals and profit share which is consistent with the decrease in revenue and the change in revenue mix. Non-GAAP CBP is a financial measure not prepared under GAAP, and includes compensation, benefits and profit share but excludes Acquisition-related compensation expense described below under “Non-GAAP Financial Measures”. Please note that GLG’s compensation, benefits and profit share can have large discretionary components and is finalized based primarily on full year performance as at December 31 of each year.
General, administrative, and other expenses for the quarter ended June 30, 2009 decreased 16% from the year ago period to $25.4 million, and decreased 21% year-over-year for the first half of 2009 to $47.7 million. The decrease is mainly the result of targeted cost cutting initiatives established in the fourth quarter of 2008 partially offset by the addition of expenses from the operations acquired from SGAM UK. Non-compensation related acquisition and restructuring costs tied to SGAM UK added $0.8 million to general, administrative, and other expenses for the second quarter and first half of 2009.
Net interest expense was $3.3 million during the quarter ended June 30, 2009 and $5.9 million during the first half of 2009. Net interest expense largely reflects the cost of borrowings under GLG’s term loan, revolving credit facilities and convertible notes, offset by interest income on cash balances.
A net gain of approximately $75 million was recognized on the extinguishment of debt for the quarter ended June 30, 2009 as $284.5 million in debt was repurchased in the period for $170.7 million (the difference between the $113.8 million discount paid to face value on the repurchase and the recorded gain in the statement of operations of $84.8 million will be amortized as a reduction of interest expense over the next forty months). There was also a gain in the quarter ended June 30, 2009 of $21.1 million reflecting negative goodwill from the acquisition of SGAM UK (intangibles of $33.3 million associated with the acquisition are being amortized over the next ten years). The negative goodwill gain, related amortization and associated tax benefit are excluded from the calculation of non-GAAP adjusted net income as these items are not factored into management’s assessment of the underlying performance of GLG’s business. Realized losses on available-for-sale investments were $0 in the second quarter of

2009 and $21.2 million during the first half of 2009. The realized loss on available-for- sale investments relates to investments made in GLG funds on behalf of participants in the equity participation plan. These investments are consolidated on GLG’s balance sheet under GAAP but are excluded from the calculation of non-GAAP adjusted net income, as the gains or losses on these investments ultimately flow to the participants in the plan.
Capital
On May 15, 2009, GLG completed a private offering of $214 million aggregate principal amount of its dollar denominated convertible subordinated notes due 2014. On June 8, 2009, GLG completed the sale of an additional $14.5 million aggregate principal amount of notes, increasing the total aggregate amount sold to $228.5 million. A portion of the net proceeds from the offering were used to repurchase $284.5 million of $570 million principal amount of loans outstanding under GLG’s credit agreement at 60% of par value.
As of June 30, 2009, there were 250.3 million common shares, 58.9 million FA Sub 2 Limited Exchangeable Shares and 54.5 million warrants outstanding (246.5 million, 58.9 million and 54.5 million, respectively, at March 31, 2009 and 245.8 million, 58.9 million and 54.5 million, respectively, at December 31, 2008). Approximately 41,000 shares were repurchased and no warrants were repurchased or exercised during the second quarter of 2009. During the first half of 2009, no warrants were repurchased or exercised and 28.4 million shares were repurchased for $64.5 million.
Investor/Analyst Conference Call and Webcast
GLG will hold a conference call for investors and analysts on Thursday, August 6, 2009 at 8:30 a.m. EDT / 1:30 p.m. BST hosted by Chairman of the Board and Co-Chief Executive Officer, Noam Gottesman, and Chief Financial Officer, Jeffrey Rojek. To participate by telephone, the domestic dial-in number is +1 888 680 0892 and the international dial-in number is +1 617 213 4858. The access code is 82065433. For the replay, which will be available until September 6, 2009, the domestic dial-in number is +1 888 286 8010 and the international dial-in number is +1 617 801 6888. The replay access code is 25216612. The teleconference will also be available via live webcast on GLG’s website at www.glgpartners.com.
Participants may pre-register for the call at:
https://www.theconferencingservice.com/prereg/key.process?key=P4YWENMER
Pre-registrants will be issued a pin number to use when dialing into the live call that will provide quick access to the conference by bypassing the operator upon connection.
The webcast will be available for replay on the “Calendar of Events” page of GLG’s website until September 6, 2009.

About GLG
GLG is a U.S.-listed asset management company offering its base of long-standing prestigious clients a diverse range of alternative and traditional investment products and account management services. GLG’s focus is on preserving client’s capital and achieving consistent, superior absolute returns with low volatility and low correlations to both the equity and fixed income markets. Since its inception in 1995, GLG has built on the roots of its founders in the private wealth management industry to develop into one of the world’s largest and most recognized alternative investment managers with a growing presence in the traditional long-only investment product market. As of June 30, 2009, GLG managed net AUM of over $19 billion.
Forward-looking Statements
This press release contains statements relating to future results that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “will” and other statements that are not statements of historical fact are intended to identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: the volatility in the financial markets; GLG’s financial performance; market conditions for GLG managed investment funds; performance of GLG managed investment funds, the related performance fees and the associated impacts on revenues, net income, cash flows and fund inflows/outflows; the impact of net inflows on GLG’s mix of assets under management and the associated impacts on revenues; the cost of retaining GLG’s key investment and other personnel or the loss of such key personnel; risks associated with the expansion of GLG’s business in size and geographically; operational risk, including counterparty risk; litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on GLG’s resources; risks related to the use of leverage, investment in derivatives, availability of credit, interest rates and currency fluctuations; as well as other risks and uncertainties, including those set forth in GLG’s filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and GLG undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Nothing in this press release should be construed as or is intended to be a solicitation for or an offer to provide investment advisory services.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities or loans, nor shall there be any offer or sale of securities or loans in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Contacts:
Investors/analysts:

GLG:	Jeffrey Rojek
Chief Financial Officer
+1 212 224 7245
jeffrey.rojek@glgpartners.com

Michael Hodes
Director of Public Markets
+1 212 224 7223
michael.hodes@glgpartners.com
Media:

Finsbury:	Rupert Younger / Talia Druker
+44 (0)20 7251 3801
glg@finsbury.com

Andy Merrill / Stephanie Linehan
+ 1 212 303 7600
glg@finsbury.com

Non-GAAP Financial Measures
GLG presents certain financial measures that are not prepared in accordance with U.S. generally accepted accounting principles (GAAP), in addition to financial results prepared in accordance with GAAP.
Non-GAAP compensation, benefits and profit share: GLG’s management assesses its personnel-related expenses based on the measure non-GAAP compensation, benefits and profit share, or non-GAAP CBP. Non-GAAP CBP reflects GAAP compensation, benefits and profit share adjusted to exclude Acquisition-related compensation expense in connection with the acquisition by Freedom Acquisition Holdings Inc. (“Freedom”) of GLG Partners LP and associated entities.
The majority of the Acquisition-related compensation expense is the result of the accounting for an agreement among GLG’s principals and trustees concurrent with the Acquisition. Although there were no additional equity shares issued to the principals and trustees as a result of the agreement, due to the service conditions contained in the agreement, GAAP requires a charge to compensation as the service conditions are met for the fair value of those shares as of the date of the agreement. Management believes that this non-cash charge to compensation expense does not reflect GLG’s ongoing core business operations and compensation expense and excludes such amounts for assessing GLG’s ongoing core business performance.
GLG subtracts any compensation expense related to dividends paid on unvested shares. Compensation expense is only booked in accordance with SFAS 123(R) on dividends on unvested shares that are ultimately not expected to vest.
Non-GAAP CBP is not a measure of financial performance under GAAP and should not be considered as an alternative to GAAP compensation, benefits and profit share.
Non-GAAP Adjusted Net Income: GLG’s management assesses the underlying performance of its business based on the measure “adjusted net income,” which adjusts GAAP net (loss)/income before non-controlling interests for (1) the Acquisition-related compensation expense, (2) to the extent that GLG records a tax benefit in connection with Acquisition-related compensation that is tax deductible for GAAP purposes, the impact of that tax benefit in calculating non-GAAP adjusted net income, (3) any gains or losses realized from investments in GLG Funds held by equity participation plan participants in connection with the Acquisition, (4) the cumulative dividends payable to the holders of exchangeable shares of GLG’s FA Sub 2 Limited subsidiary in respect of its estimate of the net taxable income of FA Sub 2 Limited allocable to such holders multiplied by an assumed tax rate, (5) the gain on business combination arising from the purchase of SGAM UK, and (6) amortization of the intangible assets recognized in relation to the acquired management contracts of SGAM UK and its associated tax effect. The definition of adjusted net income has been modified this quarter to reflect certain additional adjustments arising from the SGAM UK acquisition, as these items are not factored into management’s assessment of the underlying performance of GLG’s business. Adjusted net income is not a measure of financial performance under GAAP and should not be considered as an alternative to GAAP net (loss)/income as an indicator of GLG’s operating performance or any other measures of performance derived in accordance with GAAP.

Non-GAAP Weighted Average Fully Diluted Shares: GLG’s management assesses business performance per share based on the measure “non-GAAP weighted average fully diluted shares,” which adjusts average fully diluted shares outstanding under GAAP for (1) the unvested shares issued pursuant to GLG’s equity participation plan, which are recorded under GAAP as treasury shares, but upon which it will pay dividends to the extent it pays them on vested shares; (2) unvested shares awarded under GLG’s 2007 Restricted Stock Plan and Long-Term Incentive Plan upon which it will pay dividends to the extent it pays them on vested shares; (3) the exchange of the FA Sub 2 Exchangeable Shares; (4) the conversion of the convertible notes, if the conversion is dilutive and (5) the number of shares issuable upon exercise of the warrants under the treasury stock method.
GLG is providing these non-GAAP financial measures to enable investors, securities analysts and other interested parties to perform additional financial analysis of GLG’s personnel-related costs and its earnings from operations and because GLG believes that they will be helpful to investors in understanding all components of personnel-related costs of GLG’s business. GLG’s management believes that non-GAAP financial measures also enhance comparisons of GLG’s core results of operations with historical periods. In particular, GLG believes that the non-GAAP adjusted net income measure better represents economic income than does GAAP net (loss)/income primarily because of the adjustments described under “Non-GAAP Adjusted Net Income” above. In addition, GLG uses these non-GAAP financial measures in its evaluation of its core results of operations and trends between fiscal periods and believes these measures are an important component of its internal performance measurement process. GLG also prepares forecasts for future periods on a basis consistent with these non-GAAP financial measures.
Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, or superior to, measures of performance prepared in accordance with GAAP. The non-GAAP financial measures presented by GLG may be different from financial measures used by other companies.

SOURCE:	GLG Partners, Inc.

GLG Partners, Inc.
Consolidated Balance Sheets
(US$ in thousands; US GAAP)

	As of June 30,	As of December 31,
	2009	2008
Assets
Current Assets
Cash and cash equivalents	$258,289	$316,195
Restricted cash	13,376	13,315
Fees receivable	74,896	42,106
Prepaid expenses and other assets	59,605	32,751

Total Current Assets	406,166	404,367
Non-Current Assets
Investments (at fair value)	32,773	65,484
Intangible assets	32,505	—
Goodwill	587	587
Other non-current assets	9,466	3,868
Property, plant and equipment, net	13,232	14,076

Total Non-Current Assets	88,563	84,015

Total Assets	$494,729	$488,382

Liabilities and Stockholders’ Equity

Current Liabilities
Rebates and sub-administration fees payable	$27,215	$26,234
Accrued compensation, benefits and profit share	71,309	148,531
Income taxes payable	19,027	15,633
Distribution payable	6,624	7,592
Accounts payable and other accruals	66,229	47,176
Revolving credit facility	12,281	40,000
Other liabilities	36,920	50,765

Total Current Liabilities	239,605	335,931

Non-Current Liabilities
Loans Payable	298,139	530,000
Convertible notes	228,500	—

Total Non-Current Liabilities	526,639	530,000

Total Liabilities	$766,244	$865,931

Stockholders’ equity

Common stock; 1,000,000,000 authorized, 250,254,800 issued and outstanding (2008: 245,794,397 issued and outstanding)	$24	$24
Additional Paid in Capital	1,384,396	1,176,054
Treasury Stock, 21,418,568 (2008: 21,418,568) shares of common stock(1)	(293,434)	(293,434)
Series A voting preferred stock; 150,000,000 authorized, 58,904,993 issued and outstanding (2008: 58,904,993 issued and outstanding)	6	6
Accumulated deficit	(1,387,693)	(1,243,058)
Accumulated other comprehensive income	7,285	(17,141)
Non-controlling Interests	17,901	—

Total stockholders’ equity	(271,515)	(377,549)

Total liabilities and stockholders’ equity	$494,729	$488,382

(1)	Represents stock held by GLG subsidiaries to be delivered in respect of future service obligations of equity participation plan participants and included in common stock issued and outstanding.

GLG Partners, Inc.
Consolidated Statement of Operations
(US$ in thousands, except per share amounts; US GAAP)

	Three months Ended
	June 30,
	2009	2008	% Change
Net revenues and other income

Management fees, net	$36,031	$90,600	(60.2%)
Performance fees, net	37,942	78,194	(51.5%)
Administration, service and distribution fees, net	5,937	20,449	(71.0%)
Other	6,232	(433)	(1539.3%)

Total net revenues and other income	86,142	188,810	(54.4%)

Expenses

Compensation, benefits and profit share	(171,930)	(236,703)	(27.4%)
General, administrative and other	(25,426)	(30,230)	(15.9%)
Third party distribution, service and advisory	(665)	—
Amortization of intangible assets	(833)	—

Total expenses	(198,854)	(266,933)	(25.5%)

Loss from operations	(112,712)	(78,123)	44.3%

Gain on business combination — negative goodwill	21,122	—
Gain on extinguishment of debt	84,821	—
Interest income, net	(3,328)	(4,082)	(18.5%)

Loss before income taxes	(10,097)	(82,205)	(87.7%)

Income taxes	(1,934)	(3,296)	(41.3%)

Net loss	$(12,031)	$(85,501)	(85.9%)

Less non-controlling interests:
Cumulative dividends	(10,552)	(5,169)	104.1%
Share of income	(1,794)	—	—
Exchangeable shares dividends	—	(2,945)

Net loss attributable to common stockholders	$(24,377)	$(93,615)	(74.0%)

Weighted average shares outstanding, basic and diluted	216,814	211,454
Net loss per common share, basic and diluted	$(0.11)	$(0.44)	(75.0%)

GLG Partners, Inc.
Consolidated Statement of Operations
(US$ in thousands, except per share amounts; US GAAP)

	Six Months ended
	June 30,
	2009	2008	% Change
Net revenues and other income

Management fees, net	$70,458	$189,356	(62.8%)
Performance fees, net	48,759	82,929	(41.2%)
Administration, service and distribution fees, net	11,410	42,697	(73.3%)
Other	7,229	5,208	38.8%

Total net revenues and other income	137,856	320,190	(56.9%)

Expenses

Compensation, benefits and profit share	(318,586)	(549,742)	(42.0%)
General, administrative and other	(47,743)	(60,533)	(21.1%)
Third party distribution, service and advisory	(665)	—
Amortization of intangible assets	(833)	—

Total expenses	(367,827)	(610,275)	(39.7%)

Loss from operations	(229,971)	(290,085)	(20.7%)

Realized loss on available-for-sale investments	(21,217)	—
Gain on business combination — negative goodwill	21,122	—
Gain on extinguishment of debt	84,821	—
Interest income, net	(5,918)	(8,125)	(27.2%)

Loss before income taxes	(151,163)	(298,210)	(49.3%)

Income taxes	(2,552)	(9,496)	(73.1%)

Net loss	$(153,715)	$(307,706)	(50.0%)

Less non-controlling interests:
Cumulative dividends	(11,147)	(9,298)	19.9%
Share of loss	20,227	—
Exchangeable shares dividends	—	(2,945)

Net loss attributable to common stockholders	$(144,635)	$(319,949)	(54.8%)

Weighted average shares outstanding, basic and diluted	216,789	211,327
Net loss per common share, basic and diluted	$(0.67)	$(1.51)	(55.6%)

GLG Partners, Inc.
Consolidated Statements of Cash Flows
(US$ in thousands; US GAAP)

	Six Months Ended June 30,
	2009	2008
Net cash (used in) / provided by operating activities	$(89,010)	$43,212

Net cash provided by / (used in) investing activities	42,053	(6,674)

Net cash used in financing activities	(18,105)	(181,748)

Net decrease in cash and cash equivalents	(65,062)	(145,210)
Effect of foreign currency translation	7,156	1,237
Cash and cash equivalents at beginning of period	316,195	429,422

Cash and cash equivalents at end of period	$258,289	$285,449

GLG Partners, Inc.
Non-GAAP Adjusted Net Income for Three Months ended June 30, 2009 and June 30, 2008
(US$ in thousands)

	Three Months ended
	June 30,
	2009	2008	% Change
Derivation of non GAAP adjusted net income

GAAP net loss	$(12,031)	(85,501)	(85.9%)
Less: cumulative dividend	(10,552)	(5,169)	104.1%
Add: Acquisition-related compensation expense	128,851	140,348	(8.2%)
Less: tax effect of Acquisition-related compensation expense	(441)	(5,457)	(91.9%)
Less: gain on business combination — negative goodwill	(21,122)	—
Add: amortization of intangible assets	833	—
Less: tax effect of amortization of intangible assets	(233)	—

Non-GAAP adjusted net income	$85,305	$44,221	92.9%

Non-GAAP adjusted net income divided by non-GAAP weighted average fully diluted share(1)	0.26	0.14	85.7%

Non-GAAP weighted average fully diluted shares	338,426	314,613
GLG Partners, Inc.
Non-GAAP Expenses for Three Months June 30, 2009 and June 30, 2008
(US$ in thousands)

	Three Months ended
	June 30,
	2009	2008	% Change
Non-GAAP expenses

Compensation, benefits and profit share	$(171,930)	$(236,703)	(27.4%)
Add: Acquisition-related compensation expense	128,851	140,348	(8.2%)

Non-GAAP compensation, benefits and profit share (CBP)	$(43,079)	$(96,355)	(55.3%)

Third party distribution, service and advisory	(665)	—	0.0%

GAAP general, administrative and other	(25,426)	(30,230)	(15.9%)

Non-GAAP total expenses	$(69,170)	$(126,585)	(45.4%)

(1)	Includes the add back of interest on convertible notes in periods where including the shares associated with the notes is dilutive. The amount of convertible note interest added back in Q2 2009 was $1.6 million.

GLG Partners, Inc.
Non-GAAP Adjusted Net Income for Six Months ended June 30, 2009 and June 30, 2008
(US$ in thousands)

	Six Months ended
	June 30,
	2009	2008	% Change
Derivation of non-GAAP adjusted net income

GAAP net loss	$(153,715)	$(307,706)	(50.0%)
Less: cumulative dividend	(11,147)	(9,298)	19.9%
Add: realized loss on available-for-sale investments	21,217	—
Add: Acquisition-related compensation expense	255,588	400,503	(36.2%)
Less: tax effect of Acquisition-related compensation expense	(796)	(5,457)	(85.4%)
Less: gain on business combination — negative goodwill	(21,122)	—
Add: amortization of intangible assets	833	—
Less: tax effect of amortization of intangible assets	(233)	—

Non-GAAP adjusted net income	$90,624	$78,042	16.1%

Non-GAAP adjusted net income divided by non-GAAP weighted average fully diluted share(1)	0.29	0.24	17.8%

Non-GAAP weighted average fully diluted shares	323,399	322,239
GLG Partners, Inc.
Non-GAAP Expenses for Six Months June 30, 2009 and June 30, 2008
(US$ in thousands)

	Six Months ended
	June 30,
	2009	2008	% Change
Non-GAAP expenses

Compensation, benefits and profit share	$(318,586)	$(549,742)	(42.0%)
Add: Acquisition-related compensation expense	255,588	400,503	(36.2%)

Non-GAAP compensation, benefits and profit share (CBP)	$(62,999)	$(149,239)	(57.8%)

Third party distribution, service and advisory	(665)	—	0.0%

GAAP general, administrative and other	(47,743)	(60,533)	(21.1%)

Non-GAAP total expenses	$(111,407)	$(209,772)	(46.9%)

(1)	Includes the add back of interest on convertible notes in periods where including the shares associated with the notes is dilutive. The amount of convertible note interest added back in H1 2009 was $1.6 million.

GLG Partners, Inc.
Financial Supplement

(USD in millions)	H1 2009	H1 2008	Q2 2009	Q1 2009	Q2 2008

Opening Net AUM	$15,039	$24,612	$14,031	$15,039	$24,646
Inflows (net of redemptions)(1)	2,276	138	2,226	50	(629)
Performance (gains net of losses and fees)(2)	990	(1,818)	1,797	(807)	(269)
Currency translation impact (non-US$ AUM expressed in US$)	789	736	1,040	(251)	(80)
Closing Net AUM	19,094	23,668	19,094	14,031	23,668
Closing Gross AUM	21,572	27,895	21,572	15,419	27,895

Average net AUM(3)	15,179	24,309	18,840	11,519	24,157

(USD in thousands except per share amounts)

Management fees	70,458	189,356	36,031	34,427	90,600

Performance fees	48,759	82,929	37,942	10,817	78,194

Administration, service and distribution fees, net	11,410	42,697	5,937	5,473	20,449

Other	7,229	5,208	6,232	997	(433)

Total net revenues and other income	137,856	320,190	86,142	51,714	188,810

Compensation, benefits and profit share	(318,587)	(549,742)	(171,930)	(146,657)	(236,703)

General, administrative and other	(47,743)	(60,533)	(25,426)	(22,317)	(30,230)

Third party distribution, service and advisory	(665)	—	(665)	—	—

Amortization of intangible assets	(833)	—	(833)

Net interest income	(5,918)	(8,125)	(3,328)	(2,590)	(4,082)

Realized loss on available-for-sale investments	(21,217)	—	—	(21,217)	—

Gain on business combination — negative goodwill	21,122	—	21,122	—	—

Gain on extinguishment of debt	84,821	—	84,821	—	—

Income tax expense	(2,552)	(9,496)	(1,934)	(618)	(3,296)

GAAP net income before non-controlling interests	(153,716)	(307,706)	(12,031)	(141,685)	(85,501)

Add: Realized loss on available-for-sale investments	21,217	—	—	21,217	—
Add: Acquisition-related compensation expense(4)	255,588	400,503	128,851	126,737	140,348
Less: Cumulative dividends	(11,147)	(9,298)	(10,552)	(595)	(5,169)
Less: Tax effect of Acquisition-related compensation expense	(796)	(5,457)	(441)	(355)	(5,457)
Less: Gain on business combination — negative goodwill	(21,122)	—	(21,122)	—	—
Add: Amortization of intangible assets	833	—	833	—	—
Less: Tax effect of amortization of intangible assets	(233)		(233)

Non GAAP adjusted net income(4)	90,624	78,042	85,305	5,319	44,221

Non GAAP weighted average fully diluted shares	323,399	322,239	338,426	308,213	314,613

Non GAAP adjusted net income divided by non GAAP weighted average fully diluted shares(5)	0.29	0.24	0.26	0.02	0.14

Management fees and Administration fees/ Average net AUM(6)	1.08%	1.90%	0.89%	1.39%	1.84%
Total net revenues and other income / Average net AUM(6)	1.82%	2.60%	1.83%	1.80%	3.13%
Compensation, benefits and profit share less acquisition-related compensation expense (“CBP”)(4)/ Total net revenues and other income	45.7%	46.6%	50.0%	38.5%	51.0%
General, administrative and other expenses / Average net AUM(6)	0.6%	0.5%	0.5%	0.8%	0.5%
Non GAAP adjusted net income(4)/ Total net revenues and other income	65.7%	24.4%	99.0%	10.3%	23.4%

“Effective” tax rate (sum of income taxes, cumulative dividends and tax effect of Acquisition-related compensation expense and amortization of intangible assets / sum of adjusted net income, income taxes, cumulative dividends and tax effect of Acquisition-related compensation expense and amortization of intangible assets)	14.0%	23.7%	13.4%	22.8%	23.9%

(1)	Inflows for Q2 2009 and H1 2009 include SGAM UK net inflows of approximately $2.6 billion.

(2)	Performance as a percentage of opening net AUM is based on both opening AUM and inflows and outflows during the period and can be influenced by heavy inflows or outflows.

(3)	Average net AUM for a given period is calculated as a 2 point (quarter open and close) average for the quarters and 3 point (first quarter open and close and second quarter close) average for the halves; Q1 2009 and Q2 2009 average net AUM exclude the approximately $3 billion mandate pursuant to the sub-advisory arrangement with SGAM UK which terminated upon the completion of its acquisition on April 3, 2009 and Q2 2009 average net AUM includes net AUM of approximately $7 billion acquired from SGAM UK on April 3, 2009 as if the assets were acquired at the opening of Q2 2009; H1 2009 average net AUM is calculated as the average of Q1 and Q2 2009 average net AUM.

(4)	See “Non-GAAP Financial Measures” for further detail.

(5)	Includes the add back of interest on convertible notes in periods where including the shares associated with the notes is dilutive. The amount of convertible note interest added back in H1 2009 was $1.6 million.

(6)	Ratios are annualized for quarterly and half year periods and average net AUM for a given period is calculated as a 2 point (quarter open and close) average for the quarters and 3 point (first quarter open and close and second quarter close) average for the halves; ratios calculated using Q1 2009 and Q2 2009 average net AUM exclude the approximately $3 billion mandate pursuant to the sub-advisory arrangement with SGAM UK which terminated upon the completion of its acquisition on April 3, 2009 and ratios calculated using Q2 2009 average net AUM include net AUM of approximately $7 billion acquired from SGAM UK on April 3, 2009 as if the assets were acquired at the opening of Q2 2009.

GLG Partners, Inc.
Share Count Reconciliation: GAAP Weighted Average Fully Diluted Shares to
Non-GAAP Weighted Average Fully Diluted Share Count
(Share count in thousands)

	H1 2009	H2 2008	Q2 2009	Q1 2009	Q2 2008
Outstanding
Common stock (including Treasury Stock)(1)	238,262	236,799	238,262	238,201	236,799
Unvested shares	11,993	8,882	11,993	8,303	8,882

Total issued and outstanding common stock	250,255	245,681	250,255	246,504	245,681
FA Sub 2 Limited Exchangeable Shares	58,905	58,905	58,905	58,905	58,905
Warrants	54,485	54,485	54,485	54,485	54,485
Convertible Notes	61,425	—	61,425	—	—

Weighted Average Outstanding
Common stock (excluding Treasury Stock)	216,789	211,327	216,814	216,764	211,454
Unvested shares	8,345	9,843	8,342	11,125	9,068
FA Sub 2 Limited Exchangeable Shares	58,905	58,905	58,905	58,905	58,905
Warrants	54,485	55,307	54,485	54,485	54,485
Convertible Notes	15,093	—	30,021	—	—

GAAP Weighted Average Fully Diluted Share Count
Common stock	216,789	211,327	216,814	216,764	211,454
Unvested shares	—	—	—	—	—
FA Sub 2 Limited Exchangeable Shares	—	—	—	—	—
Warrants	—	—	—	—	—

Total	216,789	211,327	216,814	216,764	211,454

Non GAAP adjustments to weighted average fully diluted share count
Common stock:
GAAP weighted average fully diluted share count	216,789	211,327	216,814	216,764	211,454
add: unvested shares issued pursuant to our equity participation plan, Restricted Stock Plan and LTIP on which dividends will be paid, to the extent we pay them on vested shares	32,612	36,048	32,686	32,544	36,085

Non-GAAP weighted average fully diluted share count	249,401	247,375	249,500	249,308	247,539

FA Sub 2 Limited Exchangeable Shares:
GAAP weighted average fully diluted share count	—	—	—	—	—
add: inclusion of Exchangeable Shares as dilutive under non-GAAP	58,905	58,905	58,905	58,905	58,905

Non-GAAP weighted average fully diluted share count	58,905	58,905	58,905	58,905	58,905

Warrants:
GAAP weighted average fully diluted share count(1)(2)	—	15,959	—	—	8,169

Non-GAAP weighted average fully diluted share count	—	15,959	—	—	8,169

Convertible Notes:
GAAP weighted average fully diluted share count	—	—	—	—	—
add: inclusion of weighted average convertible notes as dilutive under non-GAAP	15,093	—	30,021	—	—

Non-GAAP weighted average fully diluted share count	15,093	—	30,021	—	—

Non-GAAP, Weighted Average Fully Diluted Share Count(1)
Common stock	249,401	247,375	249,500	249,308	247,539
FA Sub 2 Limited Exchangeable Shares	58,905	58,905	58,905	58,905	58,905
Warrants	—	15,959	—	—	8,169
Convertible Notes	15,093	—	30,021	—	—

Total	323,399	322,239	338,426	308,213	314,613

Equity Market Capitalization (USD in Thousands)
Common equity market capitalization(2)	1,264,464	2,375,771	1,264,464	867,362	2,375,771
Warrant market capitalization	19,615	108,425	19,615	8,173	108,425

Total equity capitalization(2)	1,284,079	2,484,196	1,284,079	875,535	2,484,196

(1)	Reflects weighted average diluted shares outstanding eligible to receive common dividends or the equivalent, plus diluted warrants outstanding under the treasury stock method

(2)	Assumes conversion of FA Sub 2 Limited Exchangeable Shares

GLG Partners, Inc.
Composition of Assets Under Management
(US$ millions)

	As of	As of	As of	As of	As of
	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008
Alternative strategies(1)	10,441	9,843	12,518	16,740	22,457
Long only strategies(2)	11,131	5,576	4,026	4,412	5,438

Gross AUM	$21,572	$15,419	$16,544	$21,152	$27,895

Less: alternative strategy investments in GLG Funds	(1,457)	(1,388)	(1,503)	(3,867)	(4,222)
Less: long only strategy investments in GLG Funds	(1,022)		(2)	(5)	(5)

Net AUM	$19,094	$14,031	$15,039	$17,280	$23,668

Quarterly average gross AUM	$18,495	$15,982	$18,848	$24,524	$28,516
Quarterly average net AUM(3)	$18,840	$11,519	$16,160	$20,474	$24,157

	Three months	Three months	Three months	Three months	Three months
	ended	ended	ended	ended	ended
	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008
Opening net AUM	$14,031	$15,039	$17,280	$23,668	$24,646
Inflows (net of redemptions)(4)	2,226	50	771	(2,182)	(629)
Performance (gains net of losses and fees)(5)	1,797	(807)	(2,649)	(3,139)	(269)
Currency translation impact (non-US$ AUM expressed in US$)	1,040	(251)	(363)	(1,068)	(80)

Closing net AUM	$19,094	$14,031	$15,039	$17,280	$23,668

(1)	Alternative strategy gross AUM includes alternative funds / managed accounts and 130 / 30 strategies.

(2)	Long only strategy gross AUM includes long only funds / managed accounts and all SGAM UK net AUM acquired by GLG on April 3, 2009.

(3)	Quarterly average net AUM for a given period is calculated as a 2 point (quarter open and close) average and Q2 2009 average net AUM excludes the approximately $3 billion mandate pursuant to the sub-advisory arrangement with SGAM UK which terminated upon the completion of its acquisition on April 3, 2009 and includes net AUM of approximately $7 billion acquired from SGAM UK on April 3, 2009 as if the assets were acquired at the opening of Q2 2009.

(4)	Inflows for Q2 2009 and H1 2009 include SGAM UK net inflows of approximately $2.6 billion.

(5)	Performance as a percentage of opening net AUM is based on both opening AUM and inflows and outflows during the period and can be influenced by heavy inflows or outflows.